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              LAW OFFICES

BALLARD SPAHR ANDREWS & INGERSOLL, LLP                          BALTIMORE, MD
    1735 MARKET STREET, 51ST FLOOR                                DENVER, CO
 PHILADELPHIA, PENNSYLVANIA 19103-7599                        SALT LAKE CITY, UT
             215-665-8500                                        VOORHEES, NJ
           FAX: 215-864-8999                                    WASHINGTON, DC
         www.ballardspahr.com                                   WILMINGTON, DE




                                 March 30, 2005


AIM Funds Group
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

Ladies and Gentlemen:

                  We have acted as counsel to AIM Funds Group, a Delaware statutory trust (the "Trust"), in connection with the following:

                  (i) That certain Plan of Reorganization (the "Balanced Plan") adopted by the Trust, on behalf of its series portfolios, AIM Basic Balanced Fund ("Basic Balanced") and AIM Balanced Fund ("Balanced"), which provides for the reorganization of Balanced Fund with and into Basic Balanced (the "Balanced Reorganization"). Pursuant to the Balanced Plan, all of the assets of Balanced will be transferred to Basic Balanced, Basic Balanced will assume all of the liabilities of Balanced and the Trust will issue shares of each class of Basic Balanced to shareholders of Balanced corresponding to the class of shares of Balanced held by such shareholders. The value of each Balanced shareholder's account with Basic Balanced after the Balanced Reorganization will be the same as the value of such shareholder's account with Balanced immediately prior to the Balanced Reorganization.

                  (ii) That certain Agreement and Plan of Reorganization (the "Total Return Plan") by and among the Trust, on behalf of its series portfolio, AIM Basic Balanced Fund ("Basic Balanced"), AIM Combination Stock & Bond Funds, on behalf of its series portfolio, AIM Total Return Fund ("Total Return") and A I M Advisors, Inc. ("AIM") which provides for the reorganization of Total Return with and into Basic Balanced (the "Total Return Reorganization"). Pursuant to the Total Return Plan, all of the assets of Total Return will be transferred to Basic Balanced, Basic Balanced will assume all of the liabilities of Total Return and the Trust will issue shares of each class of Basic Balanced to shareholders of Total Return corresponding to the class of shares of Total Return held by such shareholders. The value of each Total Return shareholder's account with Basic Balanced after the Total Return Reorganization will be the same as the value of such shareholder's account with Total Return immediately prior to the Total Return Reorganization.


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AIM Funds Group
March 30, 2005
Page 2


                  As used herein, "Plans" shall refer to the Balanced Plan and the Total Return Plan; "Selling Funds" shall refer to Balanced and Total Return; "Buying Fund" shall refer to Basic Balanced; and "Reorganizations" shall refer to the Balanced Reorganization and the Total Return Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Trust's Second Amended and Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), resolutions of the Board of Trustees adopted March 22, 2005, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of Buying Fund to be issued to the shareholders of the corresponding class of shares of each Selling Fund pursuant to the applicable Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before any of the Reorganizations occur.

                  Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Trust to the shareholders of the applicable Selling Fund in accordance with the terms and conditions of the applicable Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14 and to the references to our firm under the following captions under the heading "The Reorganizations," "Other Terms," "Federal Income Tax Consequences" and
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AIM Funds Group
March 30, 2005
Page 3


"Legal Matters," in the combined Proxy Statement/Prospectus for each Selling Fund, which are included in such Registration Statement.

                                      Very truly yours,



                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

                                      Ballard Spahr Andrews & Ingersoll, LLP





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                                   EXHIBIT A
                      BUYING FUND AND SELLING FUND SHARES

                                                   Corresponding Classes of
Classes of Shares of Selling Fund                    Shares of Buying Fund
---------------------------------                    ---------------------

        AIM Balanced Fund                           AIM Basic Balanced Fund
          Class A Shares                                Class A Shares
          Class B Shares                                Class B Shares
          Class C Shares                                Class C Shares
          Class R Shares                                Class R Shares
    Institutional Class Shares                    Institutional Class Shares



                                                   Corresponding Classes of
Classes of Shares of Selling Fund                    Shares of Buying Fund
---------------------------------                    ---------------------

      AIM Total Return Fund                         AIM Basic Balanced Fund
          Class A Shares                                Class A Shares
          Class B Shares                                Class B Shares
          Class C Shares                                Class C Shares
          Class K Shares                                Class A Shares
      Investor Class Shares                          Investor Class Shares
    Institutional Class Shares                    Institutional Class Shares